SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Post-effective Amendment No. 1
Registration Statement
Under the Securities Act of 1933

CAPITAL CORP OF THE WEST
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	77-0405791
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

550 WEST MAIN STREET, MERCED, CALIFORNIA 95340
(Address of Principal Executive Offices)

CAPITAL CORP OF THE WEST 2002 STOCK OPTION PLAN
(Full Title of the Plan)

THOMAS T. HAWKER, PRESIDENT AND CHIEF EXECUTIVE OFFICER
550 WEST MAIN STREET, MERCED, CALIFORNIA 95340
(Name and Address of Agent for Service)

(209) 725-2269
(Telephone Number, including Area Code, of Agent for Service)

Copy to:
Thomas Q. Kwan, Esq.
Gary Steven Findley & Associates
1470 North Hundley Street, Anaheim, California 92806
(714) 630-7136

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum
Of Securities To	To Be	Offering Price	Amount of Aggregate	Registration
Be Registered	Registered(a)	Per Share(b)	Offering Price	Fee (1) (2)
Common stock (No Par Value)	632,430 Shares	$24.46	$15,469,237.80	$474.91

(1) Calculated pursuant to Rule 457(h), the proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee and is based on the average of the high and low price of the Common Stock of the registrant on the Nasdaq Global Select Market on June 12, 2007.

(2) $474.91 paid herewith, reflecting the registration fee for the increase in the number of shares to be registered under the 2002 Stock Option Plan by 632,430 shares to 1,567,500 shares. Filing fee previously paid with respect to 935,070 shares.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-125891), the contents of which are hereby incorporated by reference, is being filed by the registrant, Capital Corp of the West, (the "Company"), for the purpose of registering the increase in the number of shares of common stock issuable under the Company's 2002 Stock Option Plan (the "Plan") by 632,430 shares, pursuant to General Instruction E on Form S-8 (Registration of Additional Securities).

The number of shares issuable under the Plan increased from 250,000 to 1,567,500, pursuant to (i) a 5% stock dividend on March 28, 2003, (ii) a first amendment to the Plan approved by shareholders in 2004 to add 275,000 shares to the Plan, (iii) a 9 -for- 5 stock split of the Company's common stock on April 15, 2005, and (iv) a second amendment to the Plan approved by shareholders in May 2007 to add an additional 600,000 shares to the Plan, therefore the total shares issuable under the Plan has increased to 1,567,500. Because of certain events specified in the Plan, an indeterminate number of shares may additionally become subject to issuance under the Plan

PART II

Item 3. Incorporation of Documents by Reference

Capital Corp of the West (the “Registrant”) hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

(a)	The Registrant’s annual report filed on Form 10-K for the year ended December 31, 2006.

(b)
The Registrant’s quarterly report filed on Form 10-Q for the quarter ended March 31, 2007 and the Registrant’s current reports filed on Form 8-K on May 24, 2007, May, 1, 2007, April 20, 2007, April 19, 2007 (5 reports), March 2, 2007, February 21, 2007 and February 8, 2007 (2 reports).

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2007, and

(c)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (“Exchange Act”) on November 27, 1995 to register the common stock, and the description of the company’s Preferred Stock Purchase Rights contained in a subsequent Registration Statement on Form 8-A filed under the Exchange Act on October 1, 1997 to register the Rights (File No. 0-27384).

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The company’s Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under the California Corporation Law. Pursuant to California law, the company’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the company and its shareholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) any transaction that constitutes an illegal distribution or dividend under California law, and (vii) any transaction involving an unlawful conflict of interest between the director and the company under California law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 317 of the California Corporation Law expressly grants to each California corporation the power to indemnify its directors, officers and agents against judgments, fines, settlements and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation’s articles of incorporation. Indemnification may not be made, however, if inconsistent with the articles of incorporation, bylaws, shareholder resolutions or an agreement which prohibits or limits indemnification.

With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, except to the extent the court approves indemnification of expenses; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

The company’s bylaws provide indemnification to fullest extent permissible under California law, subject to the following limitations: a) settlements must be approved by the company and indemnification for proceedings brought against the company by the indemnitee must be approved by the company’s board; b) the company must approve expenses of defense or investigation; c) no indemnification is paid if the indemnitee has already been indemnified by insurance payments (except for amounts the policy does not pay); d) no payment is made if the indemnitee has received already payment under some other arrangement with the company (except for amounts not paid under those arrangements); e) no payment is made if the indemnitee gained any personal profit or advantage to which the person was not legally entitled or if the person was involved in intentional misconduct or a knowing and culpable violation of law; (f) no payment is made in cases involving liabilities under Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local statutory law.

FDIC regulations prohibit the indemnification by insured banks and their holding companies of their directors, officers and other institution-affiliated persons for that portion of the costs sustained with regard to an administrative or civil enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which a director, officer or other party is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured institution or required to cease and desist from or to take an affirmative action under the Federal Deposit Insurance Act. This regulation permits an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution’s Board of Directors, in good faith, determines that the individual acted in good faith and in a manner that he or she believed to be in the best interests of the institution and that the payment of indemnification will not adversely affect the institution’s safety and soundness. The director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.

The Registrant also maintains officers and director’s liability insurance.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

4.1 Capital Corp of the West Stock 2002 Stock Option Plan (incorporated by reference to Exhibit A of the Registrant’s Proxy Statement dated March 13, 2002 and filed with the SEC on March 14, 2002)
5.1 Opinion re: Legality
23.1 Consent of KPMG LLP
23.2 Consent of Gary Steven Findley & Associates (included in the Exhibit 5.1)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Merced, State of California, on June 13, 2007.

CAPITAL CORP OF THE WEST

/S/ Thomas T. Hawker
Thomas T. Hawker
President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 13, 2007	/S/ Dorothy L. Bizzini
Dorothy L. Bizzini, Director

Date: June 13, 2007	/S/ David X. Bonnar
David X. Bonnar, Director

Date: June 13, 2007	/S/ Jerry E. Callister
Jerry E. Callister, Chairman

Date: June 13, 2007	/S/ John D. Fawcett
John D. Fawcett, Director

Date: June 13, 2007	/S/ Curtis R. Grant
Curtis R. Grant, Director

Date: June 13, 2007	/S/ G. Michael Graves
G. Michael Graves, Director

Date: June 13, 2007	/S/ Thomas T. Hawker
Thomas T. Hawker, Director,
President and Chief Executive Officer

Date: June 13, 2007	/S/ Curtis A. Riggs
Curtis A. Riggs, Director

Date: June 13, 2007	/S/ Gerald Tahajian
Gerald Tahajian, Director

Date: June 13, 2007	/S/ David A. Heaberlin
David A. Heaberlin, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number Description

5.1 Opinion re: Legality
23.1 Consent of KPMG LLP